Corporate High Yield Fund, Inc.

File No. 811-7634

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

Mr. Vincent T. Lathbury, III, a Senior Vice President and Portfolio Manager to the Issuer, is subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant. A Form 4 should have been filed on his behalf by February 10, 2002, however a late filing was executed on February 14, 2002.